THERMON ANNOUNCES CEO SUCCESSION

SAN MARCOS, Texas, December 8, 2015 - Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced that Rodney Bingham, President and Chief Executive Officer, will retire upon the expiration of his current employment agreement on March 31, 2016. Mr. Bingham will also step down from the Company’s Board of Directors (the "Board") on March 31, 2016. Bruce Thames, the Company’s current Executive Vice President and Chief Operating Officer, will succeed Mr. Bingham in the role of President and Chief Executive Officer and be appointed as a member of the Board effective April 1, 2016.

"On behalf of the Board, I would like to commend Rodney for the growth and success which the Company has enjoyed under his leadership. I would also like to congratulate Bruce on his new role. During the succession planning process, Bruce stood out as a leader with an extraordinary ability to connect vision, people and ideas to drive strategy and execution. He has been working immediately alongside Rodney and the senior management team for the last several months and we are confident that he is the right person to lead the Company into the future," said Charles Sorrentino, Chairman of the Board.

"It is a privilege to succeed Rodney as President and Chief Executive Officer of Thermon," said Thames. "My commitment is to build upon the Company’s long track record of success and to accelerate our pace of progress. The entire Thermon team is committed to our growth strategy and delivering value to our customers and shareholders."

Prior to joining Thermon as Executive Vice President and Chief Operating Officer in April 2015, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America. During his time with TD Williamson, he also served as Vice President and General Manager, Eastern Hemisphere, during which he lived in Europe. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent 12 years in various roles within the product engineering, production and operations groups. Mr. Thames joined GE Energy (formerly Dresser Flow Solutions) and served primarily as the Director of North American Operations and Product Director for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames graduated from the University of Texas at Austin with a B.S. in Mechanical Engineering in 1987.

"I am proud of Thermon’s accomplishments over the last 45 years and I am fortunate to have been along for the ride. During the last several months, I have been impressed with Bruce’s strategic thinking and operational insight. His vision and strategy are exactly what Thermon needs as it enters the next chapter. I look forward to working with Bruce, the senior management team and the Board over the next several months to ensure a smooth and seamless transition. I believe that the Company is positioned for a bright future under Bruce’s leadership," Bingham said.

Mr. Bingham joined Thermon in April 1971 and held various senior management roles within the Company before accepting the position of President and Chief Executive Officer in January 2009. Under Mr. Bingham’s leadership, the Company completed its initial public offering of common stock in May 2011. Mr. Bingham anticipates being available in a consulting role following his retirement.

Forward Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission on June 1, 2015. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Contact:     Sarah Alexander
(512) 396-5801
Investor.Relations@thermon.com